UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 21, 2009

Santa Monica Media Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-33370	59-3810312
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

11845 West Olympic Boulevard, Suite 1125W
Los Angeles, California		90064
(Address of principal executive offices)		(Zip Code)

(310) 526-3222
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING

On May 21, 2009, Santa Monica Media Corporation (the “Company”) received notice from the NYSE Amex LLC (“Exchange”) indicating that it was below certain continued listing standards of the Exchange, specifically that the Company had not filed its Form 10Q for the period ended March 31, 2009, as set forth in Sections 134 and 1101 of the Exchange’s Company Guide.  In addition, the Company’s failure to timely file this report is a material violation of its listing agreement with the Exchange, and therefore pursuant to Section 1003(d) of the Company Guide, the Exchange is authorized to suspend, and unless prompt corrective action is taken, remove the Company’s securities from the Exchange.

The notification from the Exchange indicates that the Company has until June 4, 2009 to submit a plan advising the Exchange of action it has taken, or will take, that would bring the Company into compliance with all continued listing standards by August 29, 2009.  Upon receipt of the Company’s plan, which the Company anticipates filing with the Exchange prior to the June 4, 2009 deadline, the Exchange will evaluate the plan and make a determination as to whether the Company has made a reasonable demonstration in the plan of an ability to regain compliance with the continued listing standards, in which case the plan will be accepted. If accepted, the Company will be able to continue its listing.  However, the Company will be subject to continued periodic review by the Exchange’s staff to ensure appropriate progress is made to meet the August 29, 2009 compliance deadline. If the Company’s plan is not accepted, the Exchange could initiate delisting procedures against the Company.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits:

Exhibit	Description
99.1	Press release dated May 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Santa Monica Media Corporation

Date:	May 29, 2009	By:	/s/ David M. Marshall
		Name:	David M. Marshall
		Title:	Chief Executive Officer